Exhibit 16.1

November 14, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements under item 4.01 in the Form 8-K dated November 14, 2022 of DSS, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas